As filed with the Securities and Exchange Commission on August 15, 1996.
                                                       Registration No. 333-8057




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
       -----------------------------------------------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
       -----------------------------------------------------------------


                             WOODROAST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            MINNESOTA                                       41-1563961
(State or other jurisdiction of                  (I.R.S. Employer Identification
 incorporation or organization)                               Number)

                        10250 VALLEY VIEW ROAD, SUITE 145
                          EDEN PRAIRIE, MINNESOTA 55344
                            TELEPHONE: (612) 944-5113
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                               Sheldon F. Jacobs
                     President and Chief Executive Officer
                            Woodroast Systems, Inc.
                       10250 Valley View Road, Suite 145
                         Eden Prairie, Minnesota 55344
                           Telephone: (612) 944-5113
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)


                          Copies of communications to:

                              ERIC O. MADSON, ESQ.
                           WINTHROP & WEINSTINE, P.A.
                            3000 DAIN BOSWORTH PLAZA
                              60 SOUTH SIXTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                            TELEPHONE: (612) 347-0700

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being offered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           ---------------------------




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 15, 1996
PROSPECTUS




                                1,175,200 SHARES


                             WOODROAST SYSTEMS, INC.

                                  COMMON STOCK


         The shares of Common Stock offered hereby (the "Shares") are being offered by Woodroast Systems, Inc. (the "Company"). The Shares are issuable upon the exercise of the Company's Redeemable Class A Warrants (the "Redeemable Warrants"). The terms of the Redeemable Warrants, as originally issued, were as follows: Each Warrant entitles the holder (the "Warrantholder") thereof to purchase one share of Common Stock at a price equal to $6.00 per Share, subject to reduction by the Company or adjustment as a result of certain events. The Redeemable Warrants are exercisable until June 6, 1997 (3 years following the date of the Company's initial public offering), unless extended by the Company or earlier called for redemption by the Company. The Redeemable Warrants are redeemable by the Company at a redemption price of $.01 per Warrant following a period of 20 consecutive trading days where the per share closing bid price of the Common Stock exceeds $7.50 on not less than 30 days written notice. Warrantholders may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company. See "Description of Securities."

         As of July 2, 1996, the per share closing bid price of the Common Stock had exceeded $7.50 per share for more than 20 consecutive trading days. On August 15, 1996, the Company called all of the outstanding Redeemable Warrants for redemption on September 17, 1996 (the "Redemption Date"), at the price of $.01 per Redeemable Warrant. On August 15, 1996 the Company also reduced the exercise price of the Redeemable Warrants from $6.00 per share of Common Stock to $4.00 per share of Common Stock. Therefore, each Redeemable Warrant now entitles the registered holder thereof to purchase one share of Common Stock at $4.00 per share until September 16, 1996, the last full business day prior to the Redemption Date.

         The Company's Common Stock and Redeemable Warrants are currently traded on the Nasdaq Small Cap Market under the symbol "WRSI" and "WRSIW", respectively. On August 14, 1996, the last reported sale price thereon was $5.13 per share of Common Stock and $0.53 per Warrant.


         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                                               UNDERWRITING
                                  PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                   PUBLIC      COMMISSIONS      COMPANY (1)
- -------------------------------------------------------------------------------


Per Share......................     $4.00           None           $4.00
- -------------------------------------------------------------------------------



Total (2)......................   $4,700,800        None         $4,700,800
===============================================================================


(1)   Before deducting expenses payable by the Company estimated at $37,000.


(2) Assumes the exercise of all 1,175,200 outstanding Redeemable Warrants. Each Warrant entitles the Warrantholder to purchase one Share of Common Stock at a price equal to $4.00 per share, subject to reduction by the Company or adjustment as a result of certain events.



                The date of this Prospectus is Agusut ___, 1996.





                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are hereby incorporated by reference in this Prospectus except as superseded or modified herein:


         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;



         2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996;


         3. The Company's Proxy Statement dated April 29, 1996 for the 1996 Annual Meeting of Shareholders; and

         4. The description of the Company's Common Stock contained in the Company's Form SB-2 Registration Statement dated March 25, 1994, Registration No. 33-75152C.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such copies should be directed to Sheldon F. Jacobs, Woodroast Systems, Inc., 10250 Valley View Road, Suite 145, Eden Prairie, Minnesota 55344, telephone number (612) 944-5113.



                          NOTICE TO FLORIDA RESIDENTS

         THE SECURITIES OFFERED HEREIN HAVE NOT BEEN REGISTERED UNDER THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT AND ARE BEING SOLD IN RELIANCE UPON AN EXEMPTION PROVIDED BY SECTION 517.061(11) THEREOF. UNLESS THE SECURITIES ARE REGISTERED, THEY MAY NOT BE REOFFERED FOR SALE OR RESOLD IN THE STATE OF FLORIDA EXCEPT AS AN EXEMPT SECURITY OR IN AN EXEMPT TRANSACTION UNDER SAID ACT.

         THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT PROVIDES, WHERE SALES ARE MADE TO FIVE OR MORE PERSONS IN FLORIDA, THAT ANY SALE MADE PURSUANT TO SECTION 517.061(11) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT SHALL BE VOIDABLE BY SUCH FLORIDA PURCHASER EITHER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER. EACH PERSON ENTITLED TO EXERCISE SUCH RIGHT TO WITHDRAW AND WHO WISHES TO EXERCISE SUCH RIGHT MUST CAUSE A WRITTEN NOTICE OR TELEGRAM TO BE SENT TO THE AGENT WITHIN THE AFOREMENTIONED THREE-DAY PERIOD.


                               PROSPECTUS SUMMARY

         The following information is qualified in its entirety by the more detailed information and financial statements of Woodroast Systems, Inc., including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference.

                                   THE COMPANY

         Woodroast Systems, Inc. (the "Company"), through its wholly-owned subsidiary, Shelly's Woodroast-Two, Inc. ("Shelly's Two"), owns and operates a Shelly's Woodroast restaurant in St. Louis Park, Minnesota, a suburb of Minneapolis (the "St. Louis Park Restaurant"), and in Rockville, Maryland, a suburb of Washington, D.C. (the "Rockville Restaurant," and together with the St. Louis Park Restaurant, the "Restaurants"). The Shelly's Woodroast restaurant concept is an integrated concept, involving a distinctive cooking style, menu offerings, beverage selections and facility design. The inspiration of the concept is the fresh, relaxed atmosphere of the north woods, from the great fieldstone and timber lodges to the aroma of meat, fish and fowl roasting over a hardwood fire. In addition to the Company's plans to expand its Shelly's Woodroast restaurants, the Company has developed the "Shelly's Back Room" concept. Shelly's Back Room is an upscale cigar parlor, full service bar and restaurant featuring the Company's northwoods theme and catering to the growing popularity of cigars.

         The Company was incorporated in 1987 under the laws of the State of Minnesota. Its principal executive offices are located at 10250 Valley View Road, Suite 145, Eden Prairie, Minnesota 55344 and its telephone number is (612) 944-5113.

                                  THE OFFERING

         All references in this Prospectus to numbers of shares of the Company's Common Stock give effect to the three-for-one split of outstanding shares of Common Stock that was effected by a distribution on January 18, 1996 of two shares for every one share held of record as of January 4, 1996.


Common Stock offered...................................   1,175,200 shares

Common Stock outstanding
  before the offering..................................   2,958,390 (1)(2)

Common Stock outstanding
  after the offering...................................   4,133,590 (2)(3)


NASDAQ Symbols
  Common Stock.........................................   WRSI
  Redeemable Warrants..................................   WRSIW

- --------------------------


(1) Excludes the 1,175,200 Shares issuable upon exercise of the Redeemable Warrants.

(2) Does not include (i) 250,000 shares of Common Stock reserved for issuance under the Company's 1994 Stock Plan or (ii) 220,015 shares of Common Stock issuable upon exercise of outstanding stock purchase warrants, not including the Redeemable Warrants.


(3)   Assumes exercise of all of the Redeemable Warrants.

                                 USE OF PROCEEDS

         The Company plans to use the proceeds received upon exercise of the Redeemable Warrants for working capital and general corporate purposes. See "USE OF PROCEEDS."

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative and involves a high degree of risk. See "RISK FACTORS."



                                  RISK FACTORS

         Prospective investors should be aware of the following risk factors and should review carefully the information contained elsewhere in this Prospectus or incorporated herein by reference.


         LACK OF PROFITABILITY; DEPENDENCE ON TWO RESTAURANTS. The Company has been operating Shelly's Woodroast restaurants since 1987. The St. Louis Park restaurant opened in autumn of 1989 and the Rockville Restaurant opened in November 1995. The Company had net losses of ($415,916), ($1,167,433) and ($674,299) during the fiscal years ended December 25, 1994 and December 31, 1995 and the twenty-six weeks ended June 30, 1996, respectively, and a working capital deficit of ($199,259) at June 30, 1996. The Company expects losses to continue for the near future.


         Future revenues and profits will depend upon various factors, including market acceptance of the Shelly's Woodroast restaurant and Shelly's Back Room concepts and general economic conditions. There can be no assurance of the Company's ability to attain profitability. The Company's present sole sources of revenue are the two Restaurants, one of which has recently opened. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the operation and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

DEVELOPMENT OF COMPANY-OWNED RESTAURANTS; NEED FOR FINANCING

         The Company's decisions to open additional Shelly's Woodroast restaurants and Shelly's Back Rooms will depend upon several factors, including the success of the Rockville Restaurant, the costs of developing and opening new facilities and the Company's ability to obtain additional financing if necessary. The Company estimates that the costs of developing additional facilities will range from $350,000 to $3,500,000 depending upon construction costs and the level of landlord contributions. There can be no assurance, however, that additional restaurants will be developed at such costs or that additional restaurants, if developed, would be profitable.

         The cost of developing, constructing and opening the Rockville Restaurant was approximately $3,200,000, not including approximately $300,000 for pre-opening costs. Management believes that each new location should be of a form and size suitable to the particular location. Accordingly, the Company has not developed a standardized restaurant layout, nor obtained actual current cost estimates for development of new restaurants.

         The success of such development will also be dependent upon customer acceptance of the Shelly's Woodroast restaurant and Shelly's Back Room concepts in new markets. Until November 1995, the Company's operating experience has been limited to the Minneapolis-St. Paul metropolitan area. Although the Company believes that the Shelly's Woodroast restaurant concept has been accepted by the public in the Minneapolis-St. Paul metropolitan market, and preliminary indications in Rockville, Maryland suggest acceptance there, no assurance can be given that such acceptance will be received in new markets. Successful expansion of the Company's operations will be largely dependent upon a variety of factors, some of which are currently unknown or beyond the Company's control, including: customer acceptance of the Shelly's Woodroast restaurant and Shelly's Back Room concepts; the ability of the Company's management to identify suitable sites and to negotiate leases or purchases of such sites; timely and economic development and construction of restaurants; the hiring of skilled management and other personnel; the ability of the Company's management to apply standardized policies and procedures to a larger number of restaurants; the availability of adequate financing; the general ability to successfully manage growth (including monitoring restaurants, controlling costs and maintaining effective quality controls); and the general state of the economy. There can be no assurance that the Company will be able to open new restaurants.

         The opening of additional Shelly's Woodroast restaurants and Shelly's Back Rooms outside of the MinneapolisSt. Paul metropolitan market will give rise to additional expenses associated with managing restaurants located in multiple markets. Such expenses include: advertising in more than one market; lease rates and construction costs which may be higher in the new markets; travel costs; and other similar expenses. Moreover, the Company's results of operations may be adversely affected by economic conditions in those regions and other geographic areas in which the Company may expand. Achieving consumer awareness and market acceptance will require substantial efforts and expenditures by the Company. An extraordinary amount of management's time may be drawn to such matters and result in a dilution of potential earnings.

COMPETITION; CERTAIN FACTORS AFFECTING THE RESTAURANT INDUSTRY

         The restaurant industry is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location, and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant industry. The restaurant industry is also generally affected by: changes in consumer preferences; national, regional and local economic conditions; and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control.

LONG-TERM, NON-CANCELABLE LEASES

         The Company leases the land under its restaurants pursuant to long-term, non-cancelable leases. Any additional restaurants developed by the Company may be subject to similar long-term leases. If an existing or future restaurant does not perform at a profitable level, and the decision is made to close the restaurant, the Company will nonetheless be committed to perform its obligations under the applicable lease.

GOVERNMENT REGULATION

         The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. While the Company to date has not experienced an inability to obtain or maintain any necessary governmental licenses, permits or approvals, the failure to maintain food and liquor licenses could have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Since many of the Company's restaurant personnel are paid at rates based on the federal minimum wage, increases in the minimum wage will result in an increase in the Company's labor costs. The Company also may be subject in certain states to "dram shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that served alcoholic beverages to an intoxicated person.

DEPENDENCE ON KEY PERSONNEL; LACK OF AN EXPERIENCED CHIEF FINANCIAL OFFICER; NEED FOR ADDITIONAL MANAGEMENT

         The Company is highly dependent upon the personal efforts and abilities of Sheldon F. Jacobs, its President and Chief Executive Officer. Mr. Jacobs is also the Company's Chief Financial Officer, but has no accounting background. The loss of the services of Mr. Jacobs could have a substantial adverse effect on the Company's ability to achieve its objectives, and the Company has not obtained key-man life insurance on his life. The Company will need to hire other corporate level and management employees to help implement and operate its expansion plans. The failure to obtain, or delays in obtaining, such employees could have a material adverse affect on the Company.


POTENTIAL LITIGATION

         Mathews, Holmquist & Associates, Inc., which acted as underwriter for the Company's intial public offering in June 1994, entered involuntary bankruptcy proceedings in September 1994. The Company has been advised by the Trustee of the bankruptcy estate (the "Estate") that the Estate believes it has a claim against the Company based on the assertion that entering into the underwriting agreement for the Company's initial public offering rendered Mathews, Holmquist & Associates, Inc. insolvent. The Trustee has not commenced any action against the Company, but has indicated that due to applicable statutes of limitations, a claim may be filed in September 1996. The Company believes the potential claim is without merit and, if an action is commenced, will defend it vigorously. There can be no assurance, however, as to the ultimate outcome of the action, if commenced.


ABSENCE OF DIVIDENDS

         The Company has not paid any dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future.

CONTROL BY EXISTING MANAGEMENT


         Upon the exercise of the Redeemable Warrants, Mr. Jacobs will own approximately 27.8% of the issued and outstanding shares of the Common Stock of the Company. Accordingly, Mr. Jacobs will be able to control the Company's affairs, including without limitation, the sale of equity or debt securities of the Company, the appointment of officers, and the determination of officers' salaries.


OUTSTANDING STOCK PURCHASE WARRANTS

         In connection with a private placement in November 1995, the Company issued warrants to purchase 200,016 shares of Common Stock with an exercise price of $.01 per share. The nominal amount of the exercise price of such warrants may not provide a meaningful deterrent to immediate exercise. Further, the Company has registered the resale of the shares of Common Stock underlying such warrants. The exercise of such warrants and the resale of a significant portion of the underlying shares could have an adverse impact on the trading price of the Company's Common Stock.

UNDESIGNATED STOCK


         The Company's authorized capital consists of 33,000,000 shares of capital stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The Company currently has 2,958,390 shares of Common Stock outstanding. No other class of common stock, or preferred stock, is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.


MINNESOTA ANTI-TAKEOVER LAW

         The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company. See "DESCRIPTION OF SECURITIES."


                                 USE OF PROCEEDS


         The net proceeds to the Company from the exercise of the Redeemable Warrants, after deducting estimated costs and expenses, are estimated to be as much as $4,663,800, assuming all of the Redeemable Warrants are exercised, or as little as nothing. The closing bid price for the Company's Common Stock on August 14, 1996, was higher than the exercise price of the Redeemable Warrants. The Company does not expect any Redeemable Warrants to be exercised unless the market price of the Company's Common Stock exceeds the exercise price of the Redeemable Warrants.

         The net proceeds (if any) from the exercise of the Redeemable Warrants will be used to expand the Company's management and to finance the operation and expansion of the Company's business, including establishing Shelly's Back Room locations. The foregoing discussion assumes that the Company will receive net proceeds of $4,663,800. Since the actual amount of net proceeds is uncertain, the foregoing uses and amounts only represent management's current expectations as to the application of such proceeds as they are received by the Company.



                                    DILUTION


         The net tangible book value of the Company's Common Stock at June 30, 1996 was $3,202,080 or $1.11 per share. Net tangible book value per share of Common Stock represents the tangible assets reduced by total liabilities, divided by the number of outstanding shares of Common Stock. Assuming the exercise of 1,175,200 Redeemable Warrants at an exercise price of $4.00 per share and the receipt of the net proceeds therefrom, and assuming no further changes in net tangible book value since such date, the adjusted net tangible book value of the Company's Common Stock at June 30, 1996, would have been approximately $7,865,880, or $1.94 per share. This represents an immediate dilution upon exercise of the Redeemable Warrants of $2.06 per share.


         The following table illustrates the dilution, in terms of net tangible book value, that will be experienced by purchasers of the securities offered hereby, and the increase in terms of net tangible book value that will be experienced by the existing stockholders:


       Exercise price per share................................          $ 4.00
       Net tangible book value per share
          at June 30, 1996.....................................  $ 1.11
       Increase per share to existing stockholders
          attributable to sale of shares to new investors          0.83
                                                                 ------
       Adjusted net tangible book value per share after
          exercise of Redeemable Warrants......................            1,94
                                                                         ------
       Dilution per share upon exercise of Redeemable Warrants           $ 2.06
                                                                         ======


         The foregoing discussion assumes no exercise of currently outstanding options and warrants to purchase Common Stock other than purchase of the shares offered hereby upon exercise of the Redeemable Warrants. The issuance of shares upon the exercise of such options or warrants may result in additional dilution to stockholders.


                              PLAN OF DISTRIBUTION


         The Company is not using an underwriter or selling agent in connection with this offering. The 1,175,200 shares of Common Stock being offered by the Company hereby are issuable upon the exercise of the Redeemable Warrants. The Company does not currently intend to engage any solicitation agent. If the Company determines to do so in the future, the Company anticipates that it would be required to pay such warrant solicitation agent a fee and reimburse the expenses of such agent.


         Any broker-dealers that act in connection with the sale of the Common stock as a solicitation agent on behalf of the Company might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act.



                            DESCRIPTION OF SECURITIES

COMMON STOCK


         The Company is authorized to issue up to 33,000,000 shares of Common Stock, $.005 par value. At August 14, 1996, there were 2,958,390 shares outstanding and approximately 70 holders of record of the Company's Common Stock and approximately 600 other beneficial owners whose shares are held in street name at brokerage houses.


         Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. The Company expects to retain any earnings to finance the development of its business. Accordingly, the Company does not anticipate payment of any dividends on the Common Stock for the foreseeable future. In the event of any liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to receive a pro rata share of the net assets of the Company remaining after payment or provision for payment of the debts and other liabilities of the Company.

         Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

         Holders of Common Stock have no preemptive rights to subscribe for or to purchase any additional shares of Common Stock or other obligations convertible into shares of Common Stock which may hereafter be issued by the Company.

         The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock. The Board of Directors has no present plan to establish any such additional class or series.

         All of the outstanding shares of Common Stock are, and the Shares to be sold pursuant to this Offering will be, fully paid and non-assessable. Holders of Common Stock of the Company are not liable for further calls or assessments.

REDEEMABLE WARRANTS

         WARRANT AGREEMENT

         The Redeemable Warrants were issued under and are governed by the provisions of the Warrant Agreement between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are summaries of certain provisions contained therein, are not complete, and are qualified in their entirety by reference to the Warrant Agreement.

         The Redeemable Warrants are transferrable separately from the Common Stock with which they were issued. One Redeemable Warrant entitles the Warrantholder thereof to purchase one share of Common Stock during the three year period ending June 6, 1997, unless earlier called for redemption by the Company. Each Warrant is exercisable at a price equal to $6.00 per share, subject to adjustment as a result of certain events. The Redeemable Warrants are redeemable, by the Company at a redemption price of $.01 per Redeemable Warrant on not less than 30 days written notice, provided that the closing bid price of the Common Stock exceeds $7.50 per share (subject to adjustment) for any 20 consecutive trading days prior to such notice. As of July 2, 1996 this requirement has been satisfied. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by NASDAQ so long as the Common Stock is quoted on NASDAQ and, if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Redeemable Warrants will automatically forfeit all rights thereunder except the right to receive the $.01 redemption price per warrant unless the Redeemable Warrants are exercised before they are redeemed. Holders of Redeemable Warrants may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company.

         Warrantholders as such are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose until such Redeemable Warrants have been duly exercised and payment of the purchase price has been made. The Redeemable Warrants are in registered form and may be presented for transfer, exchange, or exercise at the corporate office of the Warrant Agent. The Redeemable Warrants are quoted on the Nasdaq SmallCap Market under the symbol "WRSIW."

         The Warrant Agreement permits the Company to reduce the exercise price of the Redeemable Warrants during all or any portion of the originally stated exercise period upon reasonable notice to the Warrantholders. The Warrant Agreement also permits the Company to extend the exercise period and to increase the exercise price for any period the exercise period is extended upon reasonable notice to the Warrantholders.

         The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

      REGISTRATION

         The Company has sufficient shares of Common Stock authorized and reserved for issuance upon exercise of the Redeemable Warrants, and such shares when issued will be fully paid and nonassessable. The Company must have a current registration statement on file with the Securities and Exchange Commission (the "Commission") and, unless exempt therefrom, with the securities commission of the state in which the Warrantholder resides in order for the Warrantholder to exercise his Redeemable Warrants and obtain shares of Common Stock free of any transfer restrictions. The shares so reserved for issuance upon exercise of the Redeemable Warrants are registered pursuant to the Registration Statement of which this Prospectus is a part. Furthermore, the Company has agreed to use its best efforts to maintain an effective registration statement (by filing any necessary post-effective amendments or supplements to the Registration Statement) throughout the term of the Redeemable Warrants with respect to the shares of Common Stock issuable upon exercise thereof. The Company will incur significant legal and other related expenses in order to keep such registration statement current. However, there can be no assurance that the Company will be able to keep any such registration statement current or that such registration statement will be effective at the time the Warrantholder desires to exercise his or her Redeemable Warrants. Additionally, the Company has agreed to use its best efforts to maintain exemptions or qualifications in those jurisdictions where the Redeemable Warrants were originally qualified for sale to permit exercise of the Redeemable Warrants and issuance of shares of Common Stock upon such exercise. However, there can be no assurance that any such exemption will be available or qualification will be effective at the time the Warrantholder desires to exercise his or her Redeemable Warrants. If for any reason the Company's registration statement is not kept current, or if the Company is unable to qualify its Common Stock underlying the Redeemable Warrants for sale in particular states, Warrantholders in those states will, absent an applicable exemption, have no choice but to either sell such Warrants or let them expire.

         EXERCISE

         The Redeemable Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Company's Warrant Agent, with the form of "Purchase Form" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Redeemable Warrants being exercised.

         For the term of the Redeemable Warrants, the Warrantholders are given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interest of the Company's stockholders. During such term, the Company may be deprived of opportunities to sell additional equity securities at a favorable price. The Warrantholders may be expected to exercise their Redeemable Warrants at a time when the Company would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to the Company than the terms of the Redeemable Warrants.

         TAX CONSIDERATIONS

         No gain or loss will be recognized by a holder of a Redeemable Warrant upon purchase of Common Stock for cash pursuant to the exercise of the Redeemable Warrant. The adjusted basis of a share of Common Stock so acquired will equal the adjusted basis of the Redeemable Warrant plus the exercise price. There may be other federal tax considerations, and state, local, or foreign tax considerations. Investors should consult their own tax advisors before determining whether to purchase the Units or exercise the Redeemable Warrants.

MINNESOTA ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

INDEMNIFICATION AND WAIVER OF DIRECTOR LIABILITY

         The Company's Articles of Incorporation eliminate or limit certain liabilities of its directors and the Company's Bylaws provide for indemnification of directors, officers and employees of the Company in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

         Norwest Bank Minnesota, National Association, is the Transfer Agent and registrar for the Common Stock and Redeemable Warrants of the Company.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.


                                     EXPERTS


         The financial statements of the Company contained in its Annual Report on Form 10-KSB for the year ended December 31, 1995, incorporated by reference in the Registration Statement of which this Prospectus is a part, have been audited by Lund Koehler Cox and Company, PLLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.



                                MATERIAL CHANGES


         The Company has begun to actively promote and develop the Shelly's Back Room concept. Shelly's Back Room is an upscale cigar parlor offering comfortable, casual seating, full-service bar, food service and a state-ofthe-art air purification system in the Company's northwoods atmosphere. The first Shelly's Back Room is located in the Rockville Restaurant, and the Company is pursuing plans for additional stand alone operations.

         In August 1996, the Company entered into a lease agreement for the location of a new Shelly's Back Room in Washington, D.C. which is scheduled to open by the end of 1996. Modelled after the Shelly's Back Room located in the Company's Rockville Restaurant, the Washington, D.C. location will be the Company's first stand alone cigar parlor. The cigar parlor, which is expected to cover 3,100 square feet, will offer Shelly's Birch Bay beer, wine and liquors, comfortable club seating, selected retail and custom cigars and a light Woodroast menu. The Company plans to develop additional storefront Back Room locations in other downtown retail and business centers and upscale shopping malls.

         In May 1996, the Company signed a non-binding letter of intent with Grand Casinos, Inc. ("Grand") to design and construct Shelly's Back Room locations in one or more of Grand's gaming properties. However, the specific locations have not been determined and the final terms and conditions of the arrangements are subject to further negotiation.


         The Company has retained an executive search firm to identify candidates for the positions of chief financial officer and chief operating officer. Management is seeking to identify and hire candidates within 90 days.



                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C., and at the Commission's regional offices located at 7 World Trade Center, 14th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto) under the Securities Act of 1933 with respect to the shares offered hereby. The Prospectus does not contain all information set forth in such registration statement. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected at the Chicago regional office of the Commission at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at the public reference facilities at 450 Fifth Street N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.



          ===========================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF THE REPORT FROM WHICH IT IS INCORPORATED.








                     TABLE OF CONTENTS
                                                       PAGE
Incorporation of Certain Documents by Reference.........2
Notice to Florida Residents.............................2
Prospectus Summary......................................3
Risk Factors............................................4
Use of Proceeds.........................................7
Dilution................................................7
Plan of Distribution....................................7
Description of Securities...............................8
Legal Matters..........................................10
Experts................................................10
Material Changes.......................................10
Available Information..................................11








          ===========================================================


          ===========================================================




                                1,175,200 SHARES


                             WOODROAST SYSTEMS, INC.

                                  COMMON STOCK



                              --------------------
                                   PROSPECTUS
                              --------------------






                                AUGUST ___, 1996




            ========================================================







                                   SUPPLEMENT
                       TO PROSPECTUS DATED AUGUST 15, 1996




                             WOODROAST SYSTEMS, INC.


                             REDEMPTION OF WARRANTS



         On August 15, 1996 Woodroast Systems, Inc. (the "Company") called all of its outstanding Redeemable Class A Warrants (the "Redeemable Warrants"), for redemption on September 17, 1996 (the "Redemption Date") at the price of $.01 per Redeemable Warrant (the "Redemption Price"), for a total redemption price of $11,752.



         On August 15, 1996, the Company also reduced the exercise price of the Redeemable Warrants from $6.00 per share of Common Stock to $4.00 per share of Common Stock, as permitted by the Warrant Agreement under which the Redeemable Warrants were issued. Therefore, each Redeemable Warrant now entitles the registered holder thereof to purchase one share of Common Stock at $4.00 per share.



         THE RIGHT TO EXERCISE THE REDEEMABLE WARRANTS EXPIRES AT 5:00 P.M., MINNEAPOLIS TIME ON SEPTEMBER 16, 1996, WHICH IS THE LAST FULL BUSINESS DAY PRIOR TO THE REDEMPTION DATE. THEREAFTER THE REDEEMABLE WARRANTS WILL NO LONGER BE EXERCISABLE, AND THE HOLDERS OF REDEEMABLE WARRANTS WILL HAVE ONLY THE RIGHT TO RECEIVE THE REDEMPTION PRICE.

         The Redeemable Warrants may be exercised upon surrender of the certificate therefor on or prior to 5:00 p.m., Minneapolis time, on September 16, 1996, at the offices of the Company's warrant agent, Norwest Bank Minnesota, N.A. (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate filled out (with guaranteed signature) and executed as indicated, accompanied by payment (in the form of a certified or bank check payable to the order of Woodroast Systems, Inc.) of the full exercise price for the number of Redeemable Warrants being exercised. Holders of the Redeemable Warrants will automatically forfeit all rights thereunder except the right to receive the $.01 Redemption Price unless the Redeemable Warrants are exercised on or before September 16, 1996.

         If all of the Redeemable Warrants are exercised, the Company will receive an aggregate of approximately $4,663,800 in net proceeds from the issuance of the Common Stock upon exercise of all of the Redeemable Warrants, after deducting expenses of this Offering of approximately $37,000. There can be no assurance as to the number of Redeemable Warrants that will be exercised, or the net proceeds to be received by the Company upon exercise of the Redeemable Warrants.


           The date of this Prospectus Supplement is August __, 1996.




                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the shares of Common Stock offered hereby:

         SEC registration fee................................        $ 2,446
         Legal fees and expenses.............................         16,000
         Accounting fees and expenses........................          8,000
         Printing expenses...................................         10,000
         Miscellaneous.......................................            554
                                                                    --------
              TOTAL..........................................       $ 37,000
                                                                    ========

         Each amount set forth above, except the SEC registration fee, is estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the Shareholders or by a court.

         The Company's Bylaws provide for the indemnification of its directors, officers, employees, and agents in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as amended from time to time.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following exhibits are filed as part of this Registration Statement on Form S-3:

     EXHIBIT
       NO.     DESCRIPTION


       5.1     Opinion of Winthrop & Weinstine, P.A., counsel to the Company.*


      23.1     Consent of Winthrop & Weinstine, P.A. (included in Exhibit
               5.1).

      23.2 Consent of Lund Koehler Cox and Company, PLLP, independent public accountants.


      24.1     Powers of Attorney*

      99.1     Notice of Redemption dated August 15, 1996.

* Previously filed.



ITEM 17.  UNDERTAKINGS

         (a) The Company will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended;

                           (ii) Reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                           (iii) Include any additional or changed material
                  information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) For determining liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the provisions summarized in Item 15 above, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, as amended, and will be governed by the final adjudication of such issue.

         (c) The Company will:

                  (1) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (d) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 15, 1996.


                                           WOODROAST SYSTEMS, INC.



                                           By  /s/ Sheldon F. Jacobs
                                               Sheldon F. Jacobs, President
                                               Chief Executive Officer and
                                               Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                 TITLE                                        DATE

/s/ Sheldon F. Jacobs     President, Chief Executive Officer,    August 15, 1996
Sheldon F. Jacobs         Chief Financial Officer and Director
                          (principal executive, financial and
                          accounting officer)

      *                   Director                               August 15, 1996
Lee M. Cohn



      *                   Director                               August 15, 1996
Byron L. Frank


* /s/ Sheldon F. Jacobs                                          August 15, 1996
  ---------------------
Sheldon F. Jacobs, Attorney-in-Fact




                                INDEX TO EXHIBITS

       EXHIBIT
          NO.                        DESCRIPTION                            PAGE


         5.1      Opinion of Winthrop & Weinstine, P.A.,
                  counsel to the Company.........................             *


         23.1     Consent of Winthrop & Weinstine, P.A.
                  (included in Exhibit 5.1).

         23.2     Consent of Lund Koehler Cox and Company, PLLP,
                  independent public accountants.................


         24.1     Powers of Attorney.............................             *



         99.1     Notice of Redemption dated August 15, 1996.....

- ------------

* Previously filed.